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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE
---------------------
                                       Contact:
                                       David S. Geller
                                       Senior Vice President & Chief Financial
                                       Officer
                                       Physician Support Systems, Inc.
                                       (717) 653-5340

                                       Noonan/Russo Communications, Inc.
                                       (212) 696-4455
                                       Jessica Livingston (investors), ext. 229
                                       Michele M. Helm (media), ext. 225
                                       E-mail:  news@noonanrusso.com

            PHYSICIAN SUPPORT SYSTEMS SUCCESSFULLY COMPLETES MERGER
                   WITH REVENUE PRODUCTION MANAGEMENET, INC.

Mt. Joy, Pa -- January 2, 1997 -- Physician Support Systems, Inc. (Nasdaq:
PHSS) today announced it successfully completed a merger with Revenue Production Management, Inc. ("RPM") on December 31, 1996. The transaction will be accounted for as a pooling of interests. Terms of the transaction were not disclosed.

RPM, based in Evanston, IL, provides accounts receivable and business management services to hospitals and hospital-based physicians in Illinois, Wisconsin and Missouri. During 1995, RPM had revenues of approximately $6 million.

"We believe that RPM will provide an expanded geographic presence in both the hospital and hospital-based physician markets," said Peter W. Gilson, President and Chief Executive Officer of Physician Support Systems. "We are excited about the addition of RPM's management team and expertise in the hospital market."

Headquartered in Mt. Joy, Pennsylvania, Physician Support Systems, Inc. is a leading provider of business management service to hospitals and hospital-based physicians, including accounts receivable, financial, administrative, strategic and information support systems.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks facing PSS. These risks include the ability of PSS to grow internally or by acquisitions, political and regulatory pressures or changes, the ability of PSS to integrate acquired businesses into the PSS group of companies, competitive action by other companies, changing conditions in the healthcare industry and other risks referred to in PSS's periodic reports and registration statement filed with the Securities and Exchange Commission.

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